Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. TO WORK WITH BAXTER TO
EXPLORE AVENUES TO PRESERVE PFC THERAPEUTICS,
SEPTEMBER 19, 2002

San Diego, CA; September 19, 2002 --- Alliance Pharmaceutical Corp. (NASDAQ - ALLP) announced today that Alliance, Baxter Healthcare Corporation, and PFC Therapeutics, LLC have agreed to explore avenues to preserve and/or realize the value of PFC Therapeutics and to negotiate in good faith to achieve that result. PFC Therapeutics was created as a joint venture owned equally by Alliance and Baxter in May 2000 to oversee the further development, manufacture, marketing, sales, and distribution of Oxygent™ (perflubron emulsion) in the United States, Canada, and Europe.

          In late August 2002, Alliance sent PFC Therapeutics a notice of intended termination of the exclusive license it had granted the joint venture based on the grounds that PFC Therapeutics had failed to fulfill its obligations under the license agreement. Alliance, Baxter, and PFC Therapeutics have entered into an agreement regarding Alliance’s default notice and other disputes, to hold those matters in abeyance while the parties undertake confidential negotiations on how best to preserve and/or realize the value of PFC Therapeutics.

          Oxygent™ is an intravascular oxygen carrier intended to avoid the need for donor blood in elective surgery. As reported previously, representatives from Alliance and Baxter have had positive interactions with selected European regulatory authorities regarding plans for a new pivotal international Phase 3 study involving patients undergoing various general surgery procedures. The proposed study protocol was developed utilizing data from a previously completed successful international Phase 3 study. The primary endpoint of the new pivotal study will be the avoidance of donor blood transfusions.

          Oxygent™ is a sterile perfluorochemical emulsion that does not contain human or animal blood components. It is universally compatible with all blood types and has a shelf-life of approximately 2 years.

          Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance’s products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Imagent® (perflexane lipid microspheres) is an ultrasound imaging agent being marketed by Alliance in partnership with Cardinal Health, Inc. Additional information about the Company is available on Alliance’s web site at http://www.allp.com.

          Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please contact: Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275.